UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 2, 2010

StemCells, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19871	94-3078125
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3155 Porter Drive, Palo Alto, California		94304
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	650.475.3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 2, 2010, the Company entered into a commercial lease agreement with BMR-Gateway Boulevard LLC ("BMR"), as landlord, for approximately 38,000 square feet of office and research space at BMR's Pacific Research Center in Newark, California. The initial term of the lease is approximately eleven and one-half years, ending on or about September 2022. The Company anticipates that it will be constructing laboratories, offices and related infrastructure within the leased space during the first several months of the lease. As part of the lease, BMR has agreed to provide various financial allowances so that the Company can build to suit initial and future laboratories, offices and other tenant improvements, subject to customary terms and conditions relating to landlord-funded tenant improvements. Base rent over the lease term is expected to start at approximately $2.20 per month per rentable square foot, with yearly increases throughout the term, up to $3.02 per month per rentable square foot by lease end, although actual rent will be subject to certain adjustments for draws upon the tenant allowances among other things. As part of the lease, the Company has, until January 2013, an option to lease up to an additional 30,000 square feet in the building.

The Company expects to relocate its corporate headquarters and core research activities to its facility at the Pacific Research Center in the Summer of 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

StemCells, Inc.

January 6, 2011	By:	/s/ Kenneth B. Stratton

Name: Kenneth B. Stratton
Title: General Counsel